Exhibit 10.2

OMEGA PROTEIN CORPORATION

AWARD OF RESTRICTED STOCK

UNDER 2015 LONG TERM INCENTIVE PLAN

(Employee)

In this Award, Omega Protein Corporation (the “Company”) grants to Mark Livingston (the “Participant”), an Employee, Restricted Stock under the Omega Protein Corporation 2015 Long Term Incentive Plan (the “Plan”) as of the Date of Grant written below. This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meanings of such terms as provided in the Plan.

1.	The “Date of Grant” is August 31, 2015.

2.	The total number of shares of Restricted Stock granted hereunder is 3533.

3.

The price per share is $16.98 (average of the high and low prices of the Stock on the New York Stock Exchange on the Date of Grant) and the aggregate value of the grant on the Date of Grant is $60,000.

4.	The Vesting Dates for the Restricted Stock granted in this Award are as follows:

Subject to item 5 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously providing Services to the Company or an Affiliate from the Date of Grant through the applicable Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to 33.3% of the Restricted Stock on the first anniversary of the Date of Grant and 33.3% of the Restricted Stock on the second anniversary of the Date of Grant and 33.4% on the third anniversary of the Date of Grant. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

5.     Accelerated Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 4, any previously unvested shares of Restricted Stock will be automatically 100% Vested upon any one of the following “Vesting Events” provided that Participant is continuously providing Services to the Company or an Affiliate from the Date of Grant through the Vesting Date of the applicable Vesting Event: (a) Participant’s termination of Service with the Company and its Affiliates or any successor thereto due to death or Disability, as defined herein, or (b) upon the occurrence of a Change in Control. The earlier of the date of (i) the Participant’s termination of Service with the Company and its Affiliates on account of one of the Vesting Events under (a), and (ii) the date of the Change of Control, shall also be the Vesting Date for any unvested shares on the date of the applicable Vesting Event for purposes of this Award. “Disability” shall mean the Participant’s inability to perform his duties to the Company or an Affiliate on account of mental or physical disability lasting continuously for a period of 90 days or more as determined by the Committee in its sole discretion. Participant agrees to provide the Committee with the necessary information to make such a determination.

6.          Forfeiture of Unvested Shares:

Notwithstanding any other provision in Section 9 of the Plan, if Participant’s Service with the Company is terminated either by the Company or by Participant for any reason other than death or Disability (and whether with or without Cause), then Participant shall immediately forfeit all shares of Restricted Stock which are not Vested. Any shares of Restricted Stock forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan. Upon the Company’s request, Participant agrees for himself or herself and any other holder to tender to the Company any certificate representing Restricted Stock which includes forfeited shares for a new certificate representing the unforfeited shares of Restricted Stock.

7.     Other Terms and Conditions:

(a)     No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share.

(b)     Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue employment with or provide Services to the Company or any of its Affiliates.

(c)     Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.

(d)     Acknowledgment That Award Is Subject to Plan. This Award is subject to the Plan and to all terms and conditions of the Plan, including, without limitation, adjustments without the Participant’s consent under Sections 4.2 and 25 of the Plan. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

(e)     Voting and Dividend Rights. Participant shall have all voting and dividend rights with respect to the shares of Restricted Stock.

(f)     Taxes. In accordance with Section 10 of the Plan, the Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign taxes and withholding requirements. The Committee in its discretion has determined that, with respect to tax withholding required in a taxable event for this Award, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or such other amount as permitted by the Plan. In the absence of any IRS or other applicable guidance, the date the tax is to be determined shall be deemed to be the date of receipt of income arising from such taxable event. All such elections shall be made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Participant.

(g)     Entire Agreement. This Award together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Award. Each party to this Award acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Award or the Plan and that any agreement, statement or promise that is not contained in this Award or the Plan shall not be valid or binding or of any force or effect.

The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT:

/s/Mark Livingston
Mark Livingston

OMEGA PROTEIN CORPORATION

By:	/s/Bret D. Scholtes
Bret D. Scholtes
President and CEO

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